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                                                                  EXHIBIT 10.5
                                EMPLOYMENT AGREEMENT

    This Employment Agreement (this "Agreement") is made effective as of May 1, 1996, by and between Heartland Communications & Management, Inc., (the "Employer"), and Bradley B. Niemcek, (the "Employee").

    A. Employer is engaged in the business of promoting talk radio programming, selling program time, providing consulting and financial services to the communications industry, providing information and management services and investing in communications and management based companies, including those engaged in producing print product such as newspapers, magazines, etc. and those that distribute print product via the Internet.

    B.   Employer desires to have the services of the Employee.

    C.   Employee is willing to be employed by Employer.

    Therefore, the parties agree as follows:

         1.   EMPLOYMENT.  Employer shall employ Employee as Vice
President/Operations and to perform those duties prescribed by the Employer
from time to time.   Employee accepts and agrees to such employment.
Employee shall also perform (i) such other duties as are customarily performed by an employee in a similar position, and (ii) such other and unrelated services and duties as may be assigned to Employee from time to time by Employer's Board of Directors.

    2. BEST EFFORTS OF EMPLOYEE. Employee agrees to perform faithfully, industriously, and to the best of Employee's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Employer. Such duties shall be provided at such place(s) as the needs, business, or opportunities of the Employer may require from time to time. It is understood that Employee will devote up to 50% of his time to the business of ATB Productions, L.L.C. ("ATB") subject to the ongoing approval and direction of the Board of Directors. Employee will not be due any additional compensation for such services to ATB and Employer may be reimbursed or otherwise compensated by ATB for such services.

    3. COMPENSATION OF EMPLOYEE. As compensation for the services provided by Employee under this Agreement, Employer will pay Employee.

    A. Base Salary - a base annual salary of $60,000.00 payable in accordance with Employer's regular payroll procedures. Upon termination of this Agreement by Employee or by the Employer for cause, payments under this paragraph shall cease; provided, however, that the Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Employee has not yet been paid. Upon termination of this Agreement by Employer without cause prior to the end of its Term as stated in paragraph 9 below, Employee shall be paid at the rate of his base salary at the date




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    of termination for the period after the termination through the end of the
    Term of this Agreement. Such payments shall be paid as and when salary payments would have been paid to Employee had Employee not been terminated.

    B. Bonus Compensation - Employer shall establish an annual bonus pool. The bonus pool shall be subject to the Board of Directors determination, on an annual basis, of Company criteria (the "Company Criteria") for establishment of such bonus pool, which shall be based on profitability and other factors as determined by the Board. Those persons eligible to participate in this bonus pool shall be designated by the Employer's Board of Directors. Employee shall be entitled to participate in this bonus pool. The portion of the bonus pool to be allocated to each eligible participant shall be at the sole discretion of the Board of Directors. The Board of Directors shall establish at the beginning of each year, individual objective goals required for each eligible participant to earn a minimum stated percentage of the bonus pool if the Company Criteria are first met. If an employee does not meet the goals established for him or her, the Board, in its sole discretion may allocate none, all or a portion of the minimum stated percentage to such Employee. If all of the bonus pool is not allocated because certain Employees failed to meet their goals and were not allocated all of their minimum stated percentage, the Board in its sole discretion may allocate all, part or none of the excess bonus pool funds to other eligible participants.

    C. Stock Options - Employee shall be eligible to receive options to buy up to 25,000 shares of Employer's common voting stock for $.10 per share. The grant of such options and the terms and conditions, other than price, thereof shall be at the sole discretion of the Employer's Board of Directors.

    D. If Employee is employed by the Employer three years from the date hereof, the Company will issue 75,000 shares of Employer's voting common stock to Employee.

Accrued vacation will be paid in accordance with state law and the Employer's customary procedures.

    4. REIMBURSEMENT FOR EXPENSES IN ACCORDANCE WITH EMPLOYER POLICY. The Employer will reimburse Employee for "out-of-pocket" expenses in accordance with Employer policies in effect from time to time.

    5. CONFIDENTIALITY. Employee recognizes that Employer has and will have information regarding products, prices, future plans, business affairs, processes, trade secrets, technical matters, customer lists, product design, copyrights and other vital and proprietary information (collectively, "Information") which are valuable, special and unique assets of Employer. Employee agrees that the Employee will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party, except in the ordinary performance of his duties, without the prior written consent of the Employer. Employee will protect the Information and treat it as strictly confidential. A violation by Employee


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of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief in addition to being grounds for dismissal for cause.

    6. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Employee has disclosed (or has threatened to disclose) Information in violation of this Agreement, Employer shall be entitled to an injunction to restrain Employee from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Employer shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

    7. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for one (1) year after the termination of Employee's employment.

    8. NON-COMPETE AGREEMENT. Recognizing that the various items of Information are special and unique assets of the Company, Employee agrees and covenants that for a period of one (1) year following the end of the Term of this Agreement, whether such termination is voluntary or involuntary, Employee will not directly or indirectly engage in any business competitive with Employer. This covenant shall apply to all geographical areas in which the Employer conducts business or from which the Employer otherwise derives revenues and to Internet delivery of said products and services. Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a business as owner, partner, or agent, (ii) becoming an employee of any third party that is engaged in such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Employer for the benefit of a third party that is engaged in such business. Employee agrees that this non-compete provision will not adversely affect the Employee's livelihood. Notwithstanding any of the foregoing provisions of this paragraph 8, this paragraph 8 shall apply only to products, services and business lines engaged in by the Employer on the date of Employee's termination.

    9.   TERM/TERMINATION.

         9.1. Employee's employment under this Agreement shall be for  three
(3) years, beginning on May 1, 1996.

         9.2. If Employee is in violation of this Agreement, Employer may terminate employment without notice and for cause and with compensation to Employee only to the date of such termination as provided in paragraph 3 above. The compensation paid under this Agreement shall be the Employee's exclusive remedy.

         9.3. If this Agreement is terminated by Employer without cause prior to the end of its Term, Employee shall be paid (i) at the rate of his base salary as provided in paragraph 3 above at the date of termination for the period after the termination date through the end of the Term of this Agreement and (ii) any bonus payment that would have been due Employee for the year in which Employee was terminated based on the objective criteria established by the Board of Directors.


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Such payments shall be paid as and when salary and bonus payments would have been paid to Employee had Employee not been terminated.

    10. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage paid, addressed as follows:

Employer:

Heartland Communications & Management, Inc.
1320 Old Chain Bridge Road, Suite 220
McLean, Virginia  22101


Employee:

Bradley B. Niemcek
c/o Heartland Communications & Management, Inc.
1320 Old Chain Bridge Road, Suite 220
McLean, Virginia  22101

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

    11. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

    12. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

    13. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

    14. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

    15. APPLICABLE LAW. This Agreement shall be governed by the laws of the Commonwealth of Virginia.


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    16.  ARBITRATION.   All disputes under this Agreement that cannot be
resolved by the parties shall be submitted to arbitration under the rules and regulations of the American Arbitration Association with the arbitration to be held in Washington, D.C. Either party may invoke this paragraph after providing 30 days' written notice to the other party. All costs of arbitration shall be divided equally between the parties. Any award may be enforced by a court of law.

Employer:

Heartland Communications & Management, Inc.
1320 Old Chain Bridge Road, Suite 220
McLean, Virginia  22101


By:      /s/ Gerald Garcia
       -----------------------------------------
Title:   President
       -----------------------------------------


AGREED TO AND ACCEPTED

Employee:


/s/ Bradley B. Niemcek
- ------------------------------------------------
Bradley B. Niemcek



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